SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM 8-K

           Current Report Pursuant to Section 13 or 15(d) of
                  The Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported)    May 2, 1997
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                    Public Storage Properties V, Ltd.
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          (Exact name of registrant as specified in its charter)

      California                   0-9208           95-3292068
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    (State or other juris-       (Commission       (IRS Employer
    diction of incorporation)    File Number)    Identification No.)

    701 Western Avenue, Suite 200, California          91201-2397
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     (Address of principal executive office)           (Zip Code)

   Registrant's telephone number, including area code    (818) 244-8080
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                                N/A
                               -----
     (Former name or former address, if changed since last report)


   Item 1.   Changes in Control of Registrant.
             --------------------------------

             On March 21, 1997, B. Wayne Hughes ("Hughes"), a general partner of Public Storage Properties V, Ltd., a California limited partnership (the "Partnership"), commenced an Offer to Purchase up to 6,600 of the 44,000 outstanding Units in the Partnership (the "Units") at a purchase price of $459 per Unit. The Offer to Purchase expired on May 2, 1997. At the expiration of the Offer to Purchase, 5,937 Units, representing 13.5% of the outstanding Units, had been validly tendered and were accepted for purchase by a corporation wholly-owned by Hughes. Public Storage ("PSI"), a California corporation, the other general partner of the Partnership, has an option to purchase such 5,937 Units from Hughes, at Hughes' cost, at any time after May 2, 1998.

             As a result of the Offer to Purchase, as of May 2, 1997, Hughes and PSI beneficially own an aggregate of 27,288 Units, representing 62.0% of the outstanding Units. Hughes expended approximately $2,806,000 to consummate the Offer to Purchase, including related fees and expenses. These funds were obtained from Hughes' available funds or from borrowings under Hughes' $40,000,000 credit facility with Wells Fargo Bank, National Association.

             Hughes and PSI, which currently beneficially own 62.0% of the outstanding Units, are in a position to control all voting decisions with respect to the Partnership, such as the timing of the liquidation of the Partnership, a sale of all of the Partnership's properties, or a merger or other extraordinary transaction. This voting power could (i) prevent other Unitholders from taking action they desired but that Hughes and PSI opposed and (ii) enable Hughes and PSI to take action desired by Hughes and PSI but opposed by other Unitholders.

                                SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

   Dated:  May 8, 1997                 Public Storage Properties V, Ltd.

                                       By: Public Storage, Inc.
                                           General Partner


                                           By: /S/ DAVID GOLDBERG
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                                               David Goldberg
                                               Senior Vice President